REGISTRATION NO. 333-18863
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                       ON
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                TOYS "R" US, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                     22-3260693
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                      Identification No.)


                                TOYS "R" US, INC.
                                  461 FROM ROAD
                            PARAMUS, NEW JERSEY 07652
                                 (201) 262-7800
       (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                                 LOUIS LIPSCHITZ
                                TOYS "R" US, INC.
                                  461 FROM ROAD
                            PARAMUS, NEW JERSEY 07652
                                 (201) 262-7800
                (Name, address, including ZIP code, and telephone
               number, including area code, of agent for service)

                                   COPIES TO:
                              DENNIS J. BLOCK, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000


   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From to time upon exercise of the Warrants referred to in this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]__________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


   This Post-Effective Amendment No. 1 covers 137,040 shares of Common Stock, par value $.10 per share, of the Registrant ("Common Stock") which were originally registered on a Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such shares of Common Stock.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                            INTRODUCTORY STATEMENT


      Toys "R" Us, Inc. (the "Registrant") hereby amends its Registration Statement on Form S-4 (File No. 333-18863), declared effective by the Securities and Exchange Commission (the "Commission") on December 30, 1996 (the "S-4 Registration Statement"), by filing this Post-Effective Amendment No. 2 on Form S-3 relating to the shares of Common Stock, par value $.10 per share, of the Registrant ("Common Stock") issuable upon the exercise of outstanding warrants (the "Warrants") to purchase shares of Common Stock.


      On February 3, 1997, pursuant to the Agreement and Plan of Merger, dated as of October 1, 1996, and as amended and restated as of December 26, 1996 (the "Merger Agreement"), among the Registrant, BSST Acquisition Corp., a wholly owned subsidiary of the Registrant ("Sub"), Baby Superstore, Inc. ("Baby Superstore"), and Jack P. Tate, (i) Sub was merged with and into Baby Superstore, with Baby Superstore continuing as the surviving corporation and becoming a wholly owned subsidiary of the Registrant (the "Merger"), (ii) each outstanding share of Common Stock, without par value, of Baby Superstore ("Baby Superstore Common Stock") (other than shares held by Mr. Tate, shares held by Baby Superstore, shares held by the Registrant or any direct or indirect wholly owned subsidiary of the Registrant and shares with respect to which dissenters' rights were properly exercised) was converted into 0.8121 of a share of Common Stock; and (iii) each share of Baby Superstore Common Stock held by Mr. Tate was converted into 0.5150 of a share of Common Stock.


      Prior to the Merger, the Warrants represented Warrants of Baby Superstore to purchase shares of Baby Superstore Common Stock. Pursuant to the Merger Agreement, upon consummation of the Merger, the Warrants were assumed by the Registrant pursuant to the terms of such Warrants and each Warrant became a Warrant to acquire the same number of shares of Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the consummation of the Merger at a price per share equal to the aggregate exercise price for the shares of Baby Superstore Common Stock subject to such Warrant divided by the number of shares of Common Stock deemed purchasable pursuant to such Warrant. This Post-Effective Amendment No. 2 to the S-4 Registration Statement relates only to the Common Stock of the Registrant issuable upon exercise of the Warrants.

PROSPECTUS


                               TOYS "R" US, INC.

                             UP TO 137,040 SHARES

                                 COMMON STOCK
                          (PAR VALUE $.10 PER SHARE)


      This Prospectus relates to up to 137,040 shares of Common Stock, par value $.10 per share ("Common Stock"), of Toys "R" Us, Inc. ("Toys "R" Us") that may be issued by Toys "R" Us upon the exercise of outstanding warrants to purchase shares of Common Stock (the "Warrants") by the holders thereof.


      On February 3, 1997, pursuant to the Agreement and Plan of Merger, dated as of October 1, 1996, and as amended and restated as of December 26, 1996 (the "Merger Agreement"), among Toys "R" Us, BSST Acquisition Corp., a wholly owned subsidiary of Toys "R" Us ("Sub"), Baby Superstore, Inc. ("Baby Superstore") and Jack P. Tate, (i) Sub was merged with and into Baby Superstore, with Baby Superstore continuing as the surviving corporation and becoming a wholly owned subsidiary of Toys "R" Us (the "Merger"), (ii) each outstanding share of Common Stock, without par value, of Baby Superstore ("Baby Superstore Common Stock") (other than shares held by Mr. Tate, shares held by Baby Superstore, shares held by Toys "R" Us or any direct or indirect wholly owned subsidiary of Toys "R" Us and shares with respect to which dissenters' rights were properly exercised) was converted into 0.8121 of a share of Common Stock; and (iii) each share of Baby Superstore Common Stock held by Mr. Tate was converted into 0.5150 of a share of Common Stock.


      Prior to the Merger, the Warrants represented Warrants of Baby Superstore to purchase shares of Baby Superstore Common Stock. Pursuant to the Merger Agreement, upon consummation of the Merger, the Warrants were assumed by the Registrant pursuant to the terms of such Warrants and each Warrant became a Warrant to acquire the same number of shares of Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the consummation of the Merger at a price per share equal to the aggregate exercise price for the shares of Baby Superstore Common Stock subject to such Warrant divided by the number of shares of Common Stock deemed purchasable pursuant to such Warrant.


      The Common Stock is listed and traded on the New York Stock Exchange, Inc. (the "NYSE"). On February 13, 1997, the closing sales price of the Common Stock, as reported on the NYSE Composite Tape, was $24-5/8 per share.


                       -----------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is February   , 1997

   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF TOYS "R" US SINCE THE DATE HEREOF.



                             AVAILABLE INFORMATION


      Toys "R" Us is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Toys "R" Us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Toys "R" Us. The Common Stock is listed and traded on the NYSE and such reports, proxy statements and other information concerning Toys "R" Us may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.



      Toys "R" Us has filed with the Commission Post-Effective Amendment No. 2 to its Registration Statement on Form S-4 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Common Stock issuable upon exercise of the Warrants. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which is available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents, which have been filed by Toys "R" Us (File No. 1-11609) with the Commission under the Exchange Act, are incorporated herein by reference:


      (a) Toys "R" Us' Annual Report on Form 10-K for the fiscal year ended February 3, 1996 (the "Toys "R" Us 10-K").
      (b) Toys "R" Us' Quarterly Report on Form 10-Q for the fiscal quarter ended May 4, 1996.
      (c) Toys "R" Us' Quarterly Report on Form 10-Q for the fiscal quarter ended August 3, 1996.
      (d) Toys "R" Us' Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 1996.
      (e) Toys "R" Us' Current Reports on Form 8-K dated July 15, 1996, October 2, 1996, January 6, 1997 and February 3, 1997.
      (f) The description of the Common Stock contained in Item 4 of Toys "R" Us' Registration Statement on Form 8-B, as filed with the Commission on January 5, 1996 pursuant to Section 12(b) of the Exchange Act.


      All documents filed with the Commission by Toys "R" Us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.



      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.



      TOYS "R" US WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO TOYS "R" US, INC., 461 FROM ROAD, PARAMUS, NEW JERSEY 07652, ATTENTION:
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE:
(201) 262-7800.

                                  TOYS "R" US


      Toys "R" Us is engaged in the operation of 1,373 children's specialty retail stores consisting of 680 United States and 396 international toy stores, including franchise stores, under the name "Toys "R" Us," 212 children's clothing stores under the name "Kids "R" Us," 6 infant-toddler stores under the name "Babies "R" Us," 77 infant-toddler stores under the name "Baby Superstore," and two superstores combining all of the "R" Us formats mentioned above under the name "Toys "R" Us KidsWorld." Toys "R" Us' executive offices are located at 461 From Road, Paramus, New Jersey 07652, and its telephone number is (201) 262-7800.


                                USE OF PROCEEDS


      The net proceeds to Toys "R" Us from the issuance of Common Stock upon exercise of the Warrants (approximately $2.7 million, assuming all Warrants are exercised) will be used by Toys "R" Us for general corporate purposes.


                                 LEGAL MATTERS


      The validity of the shares of Common Stock issuable upon exercise of the Warrants has been passed upon for Toys "R" Us by Weil, Gotshal & Manges LLP, New York, New York.


                                    EXPERTS

      The consolidated financial statements of Toys "R" Us, Inc. and subsidiaries incorporated by reference in Toys "R" Us' Annual Report (Form 10-K) for the year ended February 3, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


      The estimated fees and expenses in connection with the issuance and distribution of the Common Stock upon exercise of the Warrants are as follows:

Registration fee...........................................*$1,528
Legal fees and expenses......................................3,000
Accounting fees and expenses.................................1,500
Miscellaneous................................................1,000
      Total..................................................6,728
---------
  *   Previously paid.


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.


           Section 145 of the DGCL grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Article SEVENTH of the Registrant's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the full extent permitted by the DGCL.


           Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article NINTH of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.



           The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL and Articles SEVENTH and NINTH of the Registrant's Restated Certificate of Incorporation.


ITEM 16.  EXHIBITS.


           Exhibits identified in parentheses below are on file with the Securities and Exchange Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.


       *2   - Agreement and Plan of Merger, dated as of October 1, 1996, and as amended and restated as of December 26, 1996, among Toys "R" Us, Inc., a Delaware corporation, BSST Acquisition
              Corp., a South Carolina corporation, Baby Superstore, Inc., a South Carolina corporation, and
              Jack P. Tate
       (3-A) -Restated Certificate of Incorporation of Toys "R" Us, Inc. (Exhibit 3A to the Registrant's
              Annual Report on Form 10-K for the year ended February 3, 1996, File No. 1-11609).
       (3-B) -Amended and Restated Bylaws of Toys "R" Us, Inc. (Exhibit 3B to the Registrant's Annual
              Report on Form 10-K for the year ended February 3, 1996, File No. 1-11609)





       *5   - Opinion of Weil, Gotshal & Manges LLP regarding the legality of the securities being registered
       (10-A)-Shareholders Agreement, dated October 1, 1996, by and among Toys
              "R" Us, Inc., Jack P. Tate and Linda M. Robertson (Exhibit A to
              Exhibit 2 to the Registrant's Quarterly Report on Form 10-Q for
              the quarter ended November 2, 1996, File No. 1-11609)
       (10-B)-Registration Rights Agreement, dated as of October 1, 1996, by and among Toys "R" Us,
              Inc., Jack P. Tate and Linda M. Robertson.  (Exhibit B to Exhibit 2 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended November 2, 1996, File No. 1-11609)
       23-A - Consent of Ernst & Young LLP
       23-B - Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5)
       *24  - Powers of Attorney (included on signature page of S-4 Registration Statement)

   * Previously Filed with the S-4 Registration Statement.



ITEM 17.  UNDERTAKINGS.


       The Registrant hereby undertakes:


       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;


       (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and


       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.


       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


       (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, Toys "R" Us, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, State of New Jersey, on the 21st day of February, 1997.


                                                TOYS "R" US, INC.



                                                By:  /s/ Louis Lipschitz
                                                   --------------------------
                                                     Louis Lipschitz
                                                     Executive Vice President
                                                     Chief Financial Officer



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on this 21st day of February, 1997.


Name and Signature              Title
------------------              -----


/s/  *                        Chairman of the Board
-------------------------
   Charles Lazarus


/s/  *                        Vice Chairman and Chief Executive
-------------------------     Officer (Principal Executive Officer)
   Michael Goldstein



/s/  *                        Director, President and Chief Operating
-------------------------     Officer
   Robert C. Nakasone



/s/  *                        Executive Vice President and Chief
-------------------------     Financial Officer (Principal Financial
   Louis Lipschitz            Officer)




/s/  *                        Vice President - Controller (Principal
-------------------------     Accounting Officer)
   Joseph J. Lombardi



/s/  *                        Director
-------------------------
   Robert A. Bernhard


/s/  *                        Director
-------------------------
   RoAnn Costin


/s/  *                        Director
-------------------------
   Milton S. Gould


/s/  *                        Director
-------------------------
   Shirley Strum Kenny

Name and Signature              Title
------------------              -----


/s/  *                        Director
-------------------------
   Norman S. Matthews


/s/  *                        Director
-------------------------
   Howard W. Moore


/s/  *                        Director
-------------------------
   Harold M. Wit



*  By: /s/Louis Lipschitz
       Louis Lipschitz
       Attorney-in-Fact

Dated: February 21, 1997





NYFS11...:\93\77893\0010\1530\SEC1257R.510


                                 EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------
       *2   - Agreement and Plan of Merger, dated as of October 1, 1996, and as amended and restated as of December 26, 1996, among Toys "R" Us, Inc., a Delaware corporation, BSST Acquisition
              Corp., a South Carolina corporation, Baby Superstore, Inc., a South Carolina corporation, and
              Jack P. Tate
       (3-A) -Restated Certificate of Incorporation of Toys "R" Us, Inc. (Exhibit 3A to the Registrant's
              Annual Report on Form 10-K for the year ended February 3, 1996, File No. 1-11609).
       (3-B) -Amended and Restated Bylaws of Toys "R" Us, Inc. (Exhibit 3B to the Registrant's Annual
              Report on Form 10-K for the year ended February 3, 1996, File No. 1-11609)
       *5   - Opinion of Weil, Gotshal & Manges LLP regarding the legality of the securities being registered
       (10-A)-Shareholders Agreement, dated October 1, 1996, by and among Toys
              "R" Us, Inc., Jack P. Tate and Linda M. Robertson (Exhibit A to
              Exhibit 2 to the Registrant's Quarterly Report on Form 10-Q for
              the quarter ended November 2, 1996, File No. 1-11609)
       (10-B)-Registration Rights Agreement, dated as of October 1, 1996, by and among Toys "R" Us,
              Inc., Jack P. Tate and Linda M. Robertson.  (Exhibit B to Exhibit 2 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended November 2, 1996, File No. 1-11609)
       23-A - Consent of Ernst & Young LLP
       23-B - Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5)
       *24  - Powers of Attorney (included on signature page of S-4 Registration Statement)

_____________
   * Previously Filed with the S-4 Registration Statement.